Exhibit 99.1

Citizens Financial Corp.’s earnings for the year ended December 31, 2009 were $1,950,000 compared to $916,000 in the year ended December 31, 2008.  On a per share basis earnings were $1.07 in 2009 and $0.50 in 2008.

The increase in earnings is primarily related to a $1.2 million lower provision for loan losses in 2009, as well as the sale of two branch facilities in 2009 which resulted in a gain of $465,000.

Citizens is a one bank holding company which serves much of eastern West Virginia through the four branches of its subsidiary, Citizens Bank of West Virginia, Inc., and is headquartered in Elkins, West Virginia.  The company’s stock trades on the over the counter bulletin board under the symbol CIWV.  Additional information about the company and its performance will be made available on the company’s website at www.citizenswv.com in its Annual Report to Shareholders prior to March 31, 2010.